EXHIBIT 21.1

THE ESTÉE LAUDER COMPANIES INC.

SIGNIFICANT SUBSIDIARIES

All significant subsidiaries are wholly-owned by The Estée Lauder Companies Inc. and/or one or more of its wholly-owned subsidiaries.

Name	Jurisdiction in which Organized

ELCA Cosmetics AG	Switzerland

Estee Lauder Coordination Center BVBA	Belgium

Estee Lauder Cosmetics Limited	United Kingdom

Estee Lauder Europe, Inc.	Delaware

Estee Lauder Inc.	Delaware

Estee Lauder International, Inc.	Delaware

Estee Lauder Luxembourg S.a.R.L	Luxembourg

ELC Management LLC	Delaware